Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FOURTH QUARTER RESULTS
IRVINE, Calif., Jan. 31, 2023 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended December 31, 2022.
Highlights and Outlook
•Q4 sales grew 1 percent to $1.35 billion; constant currency1 sales grew 7 percent
•Q4 TAVR sales were flat; constant currency sales grew 5 percent
•Q4 EPS of $0.65; adjusted1 EPS increased 25 percent to $0.64
•2022 sales of $5.38 billion grew 3 percent; constant currency sales grew 8 percent
•2022 EPS of $2.44; adjusted1 EPS increased 12 percent to $2.48
•Meaningful progress on 8 pivotal trials across TAVR and TMTT
•Repurchased $1.7 billion of Edwards’ stock in 2022
•Reiterated 2023 guidance of 9 to 12 percent constant currency sales growth

“While the challenging environment negatively impacted sales, we grew 8 percent in 2022 and our company stayed focused on the long-term, making meaningful progress on strategic milestones with the potential of transforming patient care. The healthcare environment is gradually improving, and we expect 9 to 12 percent sales growth in 2023,” said Michael A. Mussallem, chairman and CEO. “Edwards has continued to aggressively invest during this transient COVID environment, which positions our company for strong growth and leadership in a new era of structural heart and critical care innovation.”

2022 Full Year Results
Sales for the year ended December 31, 2022, were $5.38 billion, a year-over-year increase of 3 percent, or 8 percent on an underlying basis. Although initial sales expectations for 2022 anticipated a better healthcare environment, the company delivered balanced contributions across each of its product groups and regions. Diluted earnings per share for 2022 were $2.44, while adjusted earnings per share of $2.48 increased 12 percent from the year-ago period.

Transcatheter Aortic Valve Replacement (TAVR)
For the quarter, the company reported TAVR sales of $868 million, which were flat year-over-year, or up 5 percent on an underlying basis. Globally, at constant currency, the company's average selling prices and market positions were stable. In the U.S., Edwards’ TAVR procedures grew in the mid-single digit range.
In the fourth quarter, Edwards began the introduction of the SAPIEN 3 Ultra RESILIA valve in the U.S. The RESILIA tissue's anti-calcification technology is designed to address one of the primary causes of reintervention following heart valve replacement, and provides the potential to extend the durability of the valve.
Outside the U.S., in the fourth quarter, Edwards' TAVR procedures also grew in the mid-single digits, and the company continues to see excellent opportunities for growth given that international adoption of TAVR therapy remains quite low.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
Edwards’ groundbreaking portfolio of transcatheter mitral and tricuspid technologies demonstrated promising outcomes and clinical performance in the fourth quarter. The company made meaningful progress toward transforming care for patients with mitral and tricuspid disease.
Fourth quarter TMTT sales were $32 million, lifted by the continued adoption of the PASCAL platform in Europe. During the quarter the company initiated the U.S. launch of PASCAL. Edwards has now treated more than 10,000 patients suffering from mitral and tricuspid regurgitation with the PASCAL repair system. Full year global sales of $116 million increased nearly 50 percent on a constant currency basis versus the prior year.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $224 million, up 1 percent compared to the fourth quarter of 2021, or 8 percent on an underlying basis. The growth was lifted by increased adoption of the company’s premium RESILIA technologies around the world, including the recent launch of the company’s MITRIS surgical mitral valve.
Critical Care sales were $225 million for the quarter, representing an increase of 6 percent versus the fourth quarter of 2021, or 13 percent on an underlying basis. Sales growth was driven by contributions from all product lines and regions, led by the HemoSphere platform and Smart Recovery technologies.

Additional Financial Results
For the quarter, the adjusted gross profit margin was 81.0 percent, compared to 76.8 percent in the same period last year. This improvement was driven by the expected positive impact from the company’s FX program, which includes hedge contract gains and natural hedges that offset the negative sales impact from the weakening of the Euro and Yen against the dollar.
Selling, general and administrative expenses in the fourth quarter were $411 million, or 30.5 percent of sales, compared to $424 million in the prior year. This decrease was driven by the weakening of the Euro and Yen against the dollar, partially offset by continued investments in the ongoing build out of the U.S. TMTT commercial team and the company’s high-touch model for TAVR.
Research and development expenses in the fourth quarter were in-line with year-ago levels at $232 million, or 17.2 percent of sales.
Free cash flow for the fourth quarter was $214 million, defined as cash flow from operating activities of $283 million, less capital spending of $69 million. Full year free cash flow was $1.0 billion.
Cash, cash equivalents and short-term investments totaled $1.2 billion as of December 31, 2022. Total debt was approximately $600 million. During the fourth quarter, the company repurchased $750 million of stock through an accelerated share repurchase program. In total, the company repurchased $1.7 billion of stock in 2022. Edwards currently has approximately $900 million remaining under its current share repurchase authorization.
Outlook
Overall, the company is reaffirming the sales guidance it provided at the December investor conference for all product groups. Full year 2023 sales are expected to grow 9 to 12 percent to $5.6 to $6.0 billion. Additionally, the company continues to expect full year 2023 adjusted earnings per share of $2.45 to $2.60.
For the first quarter of 2023, the company projects total sales to be between $1.37 and $1.45 billion, and adjusted EPS of $0.58 to $0.64.
“We expect meaningful growth and progress in 2023 with a gradual improvement in healthcare staffing and contributions from all major regions. We are enthusiastic about the continued expansion of transcatheter-based therapies for the many structural heart patients still in need, which positions us well for long-term success,” said Mussallem. “As the global population ages and cardiovascular disease remains the largest health burden, we believe the opportunity to serve our patients will nearly double between now and 2028, reflecting low double-digit annual growth. We are confident that our patient-focused innovation strategy can transform care and bring value to patients and healthcare systems worldwide.”

About Edwards Lifesciences
Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its fourth quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  The call will also be available live and archived on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, first quarter and full year 2023 financial guidance, statements regarding the international adoption of TAVR, statements regarding transforming patient treatment, approvals, clinical outcomes, adoption, and the information in the Outlook section. No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control. The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with the COVID pandemic, clinical trial or commercial results or new product approvals and therapy adoption; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing supply and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, HemoSphere, MITRIS, PASCAL, RESILIA, SAPIEN, SAPIEN 3, and SAPIEN 3 Ultra are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners.

[1] “Adjusted” amounts are non-GAAP items. “Underlying” growth rates in this press release exclude foreign exchange fluctuations. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release also excludes a significant program discontinuation, intellectual property litigation expenses, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions. See “Non-GAAP Financial Information” and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$1,348.3	$1,329.7	$5,382.4	$5,232.5
Cost of sales	257.9	309.5	1,080.4	1,248.9

Gross profit	1,090.4	1,020.2	4,302.0	3,983.6

Selling, general, and administrative expenses	411.0	424.0	1,567.6	1,493.7
Research and development expenses	232.2	232.8	945.2	903.1
Intellectual property litigation expenses, net	5.0	7.1	15.8	20.6
Change in fair value of contingent consideration liabilities, net	0.5	(18.1)	(35.8)	(124.1)
Special (gain) charge	(6.1)	—	60.7	—

Operating income	447.8	374.4	1,748.5	1,690.3

Interest (income) expense, net	(7.9)	(0.5)	(16.3)	1.0
Other income, net	(3.6)	(1.4)	(2.6)	(12.7)

Income before provision for income taxes	459.3	376.3	1,767.4	1,702.0

Provision for income taxes	60.9	41.0	245.5	198.9

Net income	$398.4	$335.3	$1,521.9	$1,503.1

Earnings per share:
Basic	$0.65	$0.54	$2.46	$2.41
Diluted	$0.65	$0.53	$2.44	$2.38

Weighted-average common shares outstanding:
Basic	612.9	624.1	619.0	623.3
Diluted	616.2	632.0	624.2	631.2

Operating statistics
As a percentage of net sales:
Gross profit	80.9%	76.7%	79.9%	76.1%
Selling, general, and administrative expenses	30.5%	31.9%	29.1%	28.5%
Research and development expenses	17.2%	17.5%	17.6%	17.3%
Operating income	33.2%	28.2%	32.5%	32.3%
Income before provision for income taxes	34.1%	28.3%	32.8%	32.5%
Net income	29.5%	25.2%	28.3%	28.7%

Effective tax rate	13.3%	10.9%	13.9%	11.7%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	December 31,
	2022	2021
ASSETS

Current assets
Cash and cash equivalents	$769.0	$862.8
Short-term investments	446.3	604.0
Accounts receivables, net	643.0	582.2
Other receivables	56.1	82.7
Inventories	875.5	726.7
Prepaid expenses	110.0	85.2
Other current assets	195.9	237.1
Total current assets	3,095.8	3,180.7

Long-term investments	1,239.0	1,834.2
Property, plant, and equipment, net	1,632.8	1,546.6
Operating lease right-of-use assets	92.3	92.1
Goodwill	1,164.3	1,167.9
Other intangible assets, net	285.2	323.6
Deferred income taxes	484.0	246.7
Other assets	299.1	110.8

Total assets	$8,292.5	$8,502.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$996.9	$1,006.8
Operating lease liabilities	25.5	25.5
Total current liabilities	1,022.4	1,032.3

Long-term debt	596.3	595.7
Contingent consideration liabilities	26.2	62.0
Taxes payable	143.4	190.0
Operating lease liabilities	69.5	69.1
Uncertain tax positions	267.5	259.0
Litigation settlement accrual	143.0	191.3
Other liabilities	217.5	267.3
Total liabilities	2,485.8	2,666.7

Stockholders’ equity
Common stock	646.3	642.0
Additional paid-in capital	1,969.3	1,700.4
Retained earnings	7,590.0	6,068.1
Accumulated other comprehensive loss	(254.9)	(157.7)
Treasury stock, at cost	(4,144.0)	(2,416.9)
Total stockholders’ equity	5,806.7	5,835.9

Total liabilities and stockholders’ equity	$8,292.5	$8,502.6

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term “underlying" when referring to non-GAAP sales and sales growth information, which excludes currency exchange rate fluctuations. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, and a significant program discontinuation.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation Expenses, net - The Company incurred net intellectual property litigation expenses of $7.1 million and $6.4 million in the first quarter of 2022 and 2021, respectively, $6.1 million and $2.4 million in the second quarter of 2022 and 2021, respectively, income of $2.4 million and expense of $4.7 million in the third quarter of 2022 and 2021, respectively, and expenses of $5.0 million and $7.1 million in the fourth quarter of 2022 and 2021, respectively.

Change in Fair Value of Contingent Consideration Liabilities, net - The Company recorded gains of $2.9 million and $4.5 million in the first quarter of 2022 and 2021, respectively, $20.9 million and $102.6 million in the second quarter of 2022 and 2021, gains of $12.5 million and expense of $1.1 million, respectively, in the third quarter of 2022 and 2021, and expense of $0.5 million and gains of $18.1 million in the fourth quarter of 2022 and 2021, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $1.7 million and $1.1 million in the first quarter of 2022 and 2021, respectively, $1.2 million and $3.3 million in the second quarter of 2022 and 2021, respectively, and $1.5 million and $1.7 million in the third quarter of 2022 and 2021, respectively, and $1.3 million and $1.6 million in the fourth quarter of 2022 and 2021, respectively.

Program Discontinuation - The Company recorded a $68.4 million charge in the third quarter of 2022 as a result of its decision to exit its HARPOON surgical mitral repair system program. The charge primarily related to the impairment of intangible assets associated with the technology and other related exit costs. In the fourth quarter of 2022, the Company recorded a $6.1 million gain due to a reduction in the estimated exit costs.

Provision for Income Taxes - The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to the expenses and gains above, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended December 31, 2022
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,348.3	80.9%	$447.8	$398.4	$0.65	13.3%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	5.0	3.5	0.01	0.2
Change in fair value of contingent consideration liabilities, net	—	—	0.5	0.5	(0.01)	(0.1)
Amortization of intangible assets	—	0.1	1.3	1.0	—	—
Program discontinuation	—	—	(6.1)	(6.3)	(0.01)	0.2
Prior period ongoing tax impacts	—	—	—	(1.5)	—	0.4
Adjusted	$1,348.3	81.0%	$448.5	$395.6	$0.64	14.0%

	Three Months Ended December 31, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,329.7	76.7%	$374.4	$335.3	$0.53	10.9%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	7.1	5.0	0.01	0.3
Change in fair value of contingent consideration liabilities, net	—	—	(18.1)	(18.1)	(0.03)	0.6
Amortization of intangible assets	—	0.1	1.6	1.4	—	—
Prior period ongoing tax impacts	—	—	—	(3.3)	—	0.9
Adjusted	$1,329.7	76.8%	$365.0	$320.3	$0.51	12.7%

	Twelve Months Ended December 31, 2022
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$5,382.4	79.9%	$1,748.5	$1,521.9	$2.44	13.9%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	15.8	11.9	0.03	0.1
Change in fair value of contingent consideration liabilities, net	—	—	(35.8)	(35.0)	(0.06)	0.2
Amortization of intangible assets	—	0.1	5.7	4.8	—	—
Program discontinuation	—	0.1	62.3	47.0	0.07	0.4
Adjusted	$5,382.4	80.1%	$1,796.5	$1,550.6	$2.48	14.6%

	Twelve Months Ended December 31, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$5,232.5	76.1%	$1,690.3	$1,503.1	$2.38	11.7%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	20.6	15.5	0.02	0.1
Change in fair value of contingent consideration liabilities, net	—	—	(124.1)	(121.6)	(0.19)	0.8
Amortization of intangible assets	—	0.2	7.7	6.9	0.01	—
Adjusted	$5,232.5	76.3%	$1,594.5	$1,403.9	$2.22	12.6%

(A)See description of non-GAAP adjustments under "Non-GAAP Financial Information."
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2021 Adjusted
Sales by Product Group (QTD)	4Q 2022	4Q 2021	Change	GAAP Growth Rate*	FX Impact	4Q 2021 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$867.7	$871.5	$(3.8)	(0.4)%	$(43.1)	$828.4	4.8%
Transcatheter Mitral and Tricuspid Therapies	31.5	25.3	6.2	24.5%	(2.2)	23.1	36.2%
Surgical Structural Heart	224.1	221.3	2.8	1.2%	(14.4)	206.9	8.1%
Critical Care	225.0	211.6	13.4	6.3%	(13.7)	197.9	13.4%
Total	$1,348.3	$1,329.7	$18.6	1.4%	$(73.4)	$1,256.3	7.3%

					2021 Adjusted
Sales by Product Group (YTD)	YTD 4Q 2022	YTD 4Q 2021	Change	GAAP Growth Rate*	FX Impact	YTD 4Q 2021 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$3,518.2	$3,422.5	$95.7	2.8%	$(140.2)	$3,282.3	7.2%
Transcatheter Mitral and Tricuspid Therapies	116.1	86.0	30.1	35.1%	(7.4)	78.6	47.6%
Surgical Structural Heart	893.1	889.1	4.0	0.4%	(46.5)	842.6	6.0%
Critical Care	855.0	834.9	20.1	2.4%	(39.5)	795.4	7.5%
Total	$5,382.4	$5,232.5	$149.9	2.9%	$(233.6)	$4,998.9	7.7%

					2021 Adjusted
Sales by Region (QTD)	4Q 2022	4Q 2021	Change	GAAP Growth Rate*	FX Impact	4Q 2021 Adjusted Sales	Underlying Growth Rate *
United States	$795.5	$739.5	$56.0	7.6%	$—	$739.5	7.3%
Europe	290.8	309.4	(18.6)	(6.1)%	(35.7)	273.7	7.3%
Japan	111.1	138.9	(27.8)	(19.9)%	(26.2)	112.7	(0.7)%
Rest of World	150.9	141.9	9.0	6.5%	(11.5)	130.4	15.6%
Outside of the United States	552.8	590.2	(37.4)	(6.4)%	(73.4)	516.8	7.3%
Total	$1,348.3	$1,329.7	$18.6	1.4%	$(73.4)	$1,256.3	7.3%

					2021 Adjusted
Sales by Region (YTD)	YTD 4Q 2022	YTD 4Q 2021	Change	GAAP Growth Rate*	FX Impact	YTD 4Q 2021 Adjusted Sales	Underlying Growth Rate *
United States	$3,132.6	$2,963.1	$169.5	5.7%	$—	$2,963.1	5.6%
Europe	1,174.8	1,190.3	(15.5)	(1.3)%	(126.4)	1,063.9	10.8%
Japan	473.6	528.9	(55.3)	(10.4)%	(81.8)	447.1	5.9%
Rest of World	601.4	550.2	51.2	9.3%	(25.4)	524.8	14.6%
Outside of the United States	2,249.8	2,269.4	(19.6)	(0.9)%	(233.6)	2,035.8	10.6%
Total	$5,382.4	$5,232.5	$149.9	2.9%	$(233.6)	$4,998.9	7.7%

* Numbers may not calculate due to rounding.